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                                                                      EXHIBIT 99

          GUIDANT REPORTS PRELIMINARY RESULTS OF DELIVER CLINICAL TRIAL

             Conditions to Closing Guidant-Cook Merger Not Satisfied

        Company to Host Webcast/Conference Call January 3 at 8:30 AM EST

INDIANAPOLIS, IND. -- JANUARY 2, 2003 -- Guidant Corporation (NYSE and PCX:
GDT), a world leader in the treatment of cardiac and vascular disease, today reported preliminary results of the DELIVER clinical trial. The DELIVER clinical trial was a randomized U.S. clinical study comparing the paclitaxel-coated ACHIEVE(TM) Drug Eluting Coronary Stent System, manufactured by Cook Incorporated, to the MULTI-LINK PENTA(TM) Coronary Stent System, manufactured by Guidant. The study was designed to demonstrate a 40 percent reduction in the primary endpoint of 270-day target vessel failure (TVF) for the ACHIEVE Drug Eluting Coronary Stent System, as compared to the PENTA Coronary Stent System.

While the final analysis of the DELIVER clinical results is still in progress, the preliminary analysis indicates that although there is a trend toward improvement in TVF, the primary endpoint will not be met. Additionally, while there appears to be a trend toward a reduced angiographic binary restenosis rate
(ABRR), the planned 50 percent reduction in angiographic binary restenosis also will not be achieved. The percent reduction in both TVF and ABRR is less than expected due to the combination of excellent results in the PENTA Coronary Stent System control arm (9-month TVF of 14-15 percent and in-segment ABRR of 21-22 percent) and a higher-than-expected 11-12 percent TVF and 16-17 percent in-segment ABRR in the ACHIEVE arm of the study.

Based on these results, the conditions outlined in the previously announced Guidant-Cook Group Incorporated merger agreement are not expected to be satisfied. The terms of the merger agreement include a break-up fee of $50 million and an amendment to an existing stent delivery system agreement.

"Guidant's collaboration with Cook represented a unique opportunity for both companies to advance drug eluting stent technologies in the field of vascular intervention," said John M. Capek, Ph.D., president, Vascular Intervention, Guidant. "While the DELIVER study did not meet its primary endpoint, the results demonstrate the safety and a trend toward efficacy of the ACHIEVE Drug Eluting Coronary Stent System. In addition, the study further demonstrates the excellent clinical performance of the PENTA Coronary Stent System. We look forward to a continued business relationship with Cook as we work toward our mutual goal of advancing medical technology."

GUIDANT'S EVEROLIMUS PROGRAM ON SCHEDULE

Guidant continues to make significant progress in its internal everolimus program. "We are enthusiastic about our work with everolimus, which is on track with excellent pre-clinical results. We look forward to the first human implant of an everolimus eluting stent later this quarter under the Vision-E trial, a feasibility study for an everolimus eluting MULTI-LINK VISION(TM) Coronary Stent System utilizing our proprietary TRUE COAT(TM) polymer," continued Capek. "In addition, our agreement in principle announced today to acquire the assets of Biosensors' everolimus eluting stent program strengthens our internal everolimus efforts."

Guidant issued a press release today announcing an agreement in principle to acquire certain assets of Biosensors International's everolimus eluting stent program. The agreement is expected to provide Guidant with an exclusive worldwide license to Biosensors' intellectual property in the field of

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everolimus eluting stents, and a nonexclusive license to Biosensors' drug and bioabsorbable polymer formulation technology for use with other drugs.

WEBCAST

Guidant will host a live webcast briefing tomorrow, January 3, at 8:30 AM EST to discuss these events and 2003 financial guidance. Guidant President and CEO Ronald W. Dollens and John M. Capek, Ph.D., president, Vascular Intervention, will host the briefing. The webcast will be accessible through Guidant's website at www.guidant.com/webcast or at CCBN's individual investor center at www.companyboardroom.com. The webcast will be archived on both websites for future on-demand replay.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The company, driven by a strong entrepreneurial culture of more than 10,000 employees, develops, manufactures and markets a broad array of products and services that enable less-invasive care for some of life's most threatening medical conditions. For more information visit www.guidant.com.

NOTE TO MEDIA:____For more information about Guidant, including its products and services, please visit the company's newsroom at www.guidant.com/newsroom.

This release includes forward-looking statements concerning anticipated clinical results, the company's relationship with Cook, and the company's everolimus program. The statements are based on assumptions about many important factors, including final adjudication of clinical results, litigation, product development timelines, the closing of the Biosensors transaction (which remains subject, among other things, to further due diligence and completion of a definitive agreement), and other factors identified on Exhibit 99.1 to the company's most recent 10-Q. Actual results may differ materially. The company does not undertake to update its forward-looking statements.

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System requirements for the webcast include Internet Explorer 5.0 (or higher) or
Netscape Navigator 4.0 (or higher). Users also should have the most recent
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varying levels of performance based on their connection speed, system capabilities and presence of a corporate firewall. To ensure a connection, users
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